UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 6, 2011

Rhino Resource Partners LP

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34892 (Commission File Number)	27-2377517 (IRS Employer Identification No.)

424 Lewis Hargett Circle, Suite 250
Lexington, Kentucky 40503
(Address of principal executive office) (Zip Code)

(859) 389-6500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On May 6, 2011, Rhino Exploration LLC (“Rhino Exploration”), an indirect, wholly owned subsidiary of Rhino Resource Partners LP (the “Partnership”) entered into an Assignment and Assumption Agreement (the “Agreement”) by and between Rhino Exploration, Gulfport Energy Corporation, (“Gulfport”) and Windsor Ohio LLC (“Windsor”).  The Agreement relates to the assignment by Gulfport to Rhino Exploration and Windsor of undivided percentage interests in Gulfport’s right, title and interests in and to certain oil and gas leases of an area along the Utica Shale in Ohio, as well as any additional leases that Gulfport may be entitled to under a Purchase Agreement dated February 16, 2011, by and among TriStar Energy Holdings, Inc. and Gulfport (the “Purchase Agreement”), and a Right of First Refusal Agreement, dated February 26, 2011, by and among Wishgard, LLC and Gulfport (“Right of First Refusal Agreement”), under each of which Gulfport has acquired or will acquire the leases described above.  Rhino Exploration will acquire an undivided 10.8% interest in the leases pursuant to the Agreement and agrees to assume an identical 10.8% in the obligations of Gulfport under the Purchase Agreement and the Right of First Refusal Agreement.  Rhino Exploration will pay to Gulfport a fee equal to one percent of the purchase price of each subsequent lease acquisition to reimburse Gulfport for its costs and expenses.  Rhino Exploration will pay $6.2 million initially for its interests, but expects its commitment obligations to total approximately $20 million as Gulfport acquires additional leases.  Rhino Exploration will have no obligation to purchase leases aggregating more than 20,000 net acres without consent.  Gulfport will serve as operator of the leases.

Wexford Capital LP, a Delaware limited partnership (“Wexford Capital”) and certain affiliated funds (collectively with Wexford Capital, “Wexford”) own approximately 68.9% and 98.6% of the Partnership’s common units and subordinated units, respectively.  Principals of Wexford Capital own membership interests in Rhino GP LLC, the general partner of the Partnership.  Charles E. Davidson is a controlling person of Wexford, and is the sole manager of CD Holding Company, LLC which owns approximately 18% of the common stock of Gulfport.  Windsor is an affiliate of Wexford.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RHINO RESOURCE PARTNERS LP

	By:	Rhino GP LLC, Its General Partner
Dated: May 12, 2011
	By:	/s/ Joseph R. Miller
Name: Joseph R. Miller
Title: Vice President, Secretary and General Counsel